Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Stephanie Carrington/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7017/7030
858-909-1800	scarrington@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

NuVasive Acquires Additional Technology Rights

San Diego, CA — August 17, 2005 — NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today the acquisition of assets and intellectual property from RiverBend Design LLC.

The acquired intellectual property includes a patent application and related technology for use in developing dynamic stabilization products. NuVasive made a closing payment to RiverBend of 51,308 unregistered shares of NuVasive common stock.  NuVasive will also make royalty payments to RiverBend for sales of products based on the technology. The research and development costs associated with this project are expected to be immaterial.

Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “This acquisition is consistent with our strategy of expanding our MAS platform with unique fusion and non-fusion technology by offering a novel dynamic stabilization product for the spine. We are integrating the acquired technology into our product pipeline and expect a product launch by the first quarter of 2006.”

About NuVasive

NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.

MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx™ and CoRoent™—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR) and a nucleus-like cervical disc replacement.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive may be unable to successfully integrate new products or technologies into its business; the risk that NuVasive may be unable to achieve commercial success in the selling of new products; the risk that NuVasive’s competitors may develop comparable or superior products or technologies; risks related to NuVasive’s ability to effectively manage the growth of its business and expansion of its product line; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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